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                                                                    EXHIBIT 8.2

                     LUSE LEHMAN GORMAN POMERENK & SCHICK
                          A PROFESSIONAL CORPORATION
                              COUNSELORS AT LAW

                               FRANKLIN SQUARE
                        1300 I STREET, N.W., SUITE 220
                            WASHINGTON, D.C. 20005
                                 ____________

                           TELEPHONE (202) 962-8640
                           FACSIMILE (202) 962-8653

                                                     WRITER'S DIRECT DIAL NUMBER

                               February  , 1994




Broad of Directors
West Mass Bankshares, Inc.
45 Federal Street
Greenfield, Massachusetts 01301

      Re:  Federal Tax Consequences of the Merger of
           West Mass Bankshares, Inc. into Vermont Financial Services Corp.

Gentleman:

        You have requested an opinion on the federal income tax consequences of the proposed merger of West Bankshares, Inc. ("West Mass") into Vermont Financial Services Corp. ("VFSC") pursuant to a plan of reorganization (the "Plan of Reorganization").

        The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."


                              STATEMENT OF FACTS

        West Mass Bankshares, Inc., Massachusetts corporation with its principal place of business in Greenfield, Massachusetts, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. West Mass owns 100 percent of the shares of United Savings Bank ("USB"), which has six branch locations in Massachusetts. USB is a Massachusetts-chartered savings bank. Its principal office is in Greenfield, Massachusetts. USB offers a wide range of deposit and loan products. Deposit products range from several different types of business and personal checking accounts to a wide variety of time deposits. These include savings, certificates of deposit and individual retirement accounts. Loan products include residential mortgages, commercial mortgages, consumer loans, home equity loans, commercial loans and lines of credit.




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LUSE LEHMAN GORMAN POMERENK & SCHICK
      A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 2



        Vermont Financial Services Corp., a Delaware corporation with its principal place of business in Brattleboro, Vermont, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. VFSC has one wholly-owned subsidiary, Vermont National Bank, a national banking association ("VNB"). VNB engages in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, and the performance of corporate, pension and personal trust services. VNB operates thirty-two branches throughout the State of Vermont. VFSC and VNB are subject to federal, state, and local laws and regulations applicable to bank holding companies and to banks, and to the regulations of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, and the Federal Deposit Insurance Corporation.

        West Mass' and VFSC desire for West Mass to merge with and into VFSC (the "Merger"), with VFSC surviving such Merger, in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Delaware and in accordance with the Agreement dated August 24, 1993 (the "Plan of Reorganization").

        West Mass' business reasons for entering into the proposed Merger include the following: the terms and conditions of the Merger agreement; the general financial conditions of West Mass and VFSC; recent market prices for VFSC and West Mass Common Stock; the lack of an active public trading market for West Mass Common Stock; the nature of the banking businesses of West Mass and VFSC; the outlook for West Mass in a changing banking and financial services industry, including the advent of interstate banking; and the fact that the Merger represents an opportunity for the holders of West Mass Common Stock to exchange their shares at a favorable exchange ratio for a security with a greater potential market liquidity than West Mass Common Stock.

        VFSC's business reasons for the Merger include greater potential anticipated profitability for the new, combined organization, which is expected to result in additional lending capacity to the combined organization, and better access to facilities and services for its customers.

        On the closing date (the "Effective Date"), West Mass shall merge with and into VFSC; the separate existence of West Mass shall cease; VFSC shall be the surviving corporation in the Merger; and all of the property, rights, powers and duties and obligations of West Mass shall be taken and deemed to be transferred to and vested in VFSC, as the surviving corporation in the Merger, all in accordance with the applicable laws of the commonwealth of Massachusetts and the State of Delaware.

        On or after the Effective Date, the articles of incorporation and the bylaws of VFSC, as in effect immediately prior to the Effective Date, shall automatically continue as the articles of




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LUSE LEHMAN GORMAN POMERENK & SCHICK
     A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 3


incorporation and bylaws of VFSC, as the surviving corporation in the Merger, until thereafter altered, amended, or repealed.

        Each share of West Mass Common Stock issued and outstanding immediately prior to the Effective Date (except for shares as to which dissenters' rights have been perfected), shall, on the Effective Date, be converted into that number of shares of VFSC Common Stock as shall equal the quotient (rounded to the neareast throusandth) (the "Exchange Ratio") of $17.75 divided by the market value of VFSC Common Stock during the determination period expressed in dollars; provided, however, that in no event shall the Exchange Ratio be less than 0.8875 nor more than 0.9861 (except as a consequence of certain adjustements provided for in the Merger Agreement). For purposes of the Merger Agreement, the market value of VFSC Common Stock during the determination period means the average of the mid-point of the daily "inside" closing bid and asked per-share prices (in thousandths) of VFSC Common Stock as reported by the National Association of Securities Dealers' Automatic Quotation System for the 30 trading days immediately preceding the fifth trading day prior to (but not including) the Effective Date of the Merger.

        No fractional shares of VFSC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that VFSC will pay or cause to be paid to West Mass shareholders cash in lieu of such fractional shares in an amount equal to the cash value of the fractional shares which otherwise would be issued. The cash amount paid in lieu of fractional shares will be determined by multiplying such holders' fractional interest by the market value of VFSC Common Stock during the determination period as previously defined.

        Shares of VFSC Common Stock issued and outstanding as of the Effective Date of the Merger will remain issued and outstanding thereafter and will not be affected by the Merger.

SURRENDER OF WEST MASS COMMON STOCK CERTIFICATES


        As soon as practicable after the Merger becomes effective, a Bank to be selected by VFSC and reasonably satisfactory to West Mass (the "Exchange Agent"), will send a notice and transmittal form to each holder of record of West Mass Common Stock at the time the Merger becomes effective (other than holders who have effectively exercised dissenters' right of appraisal) advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent their certificates formerly evidencing West Mass Common Stock in exchange for new certificates evidencing VFSC Common Stock.

        Upon surrender to the Exchange Agent of one or more certificates formerly evidencing West Mass Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing




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LUSE LEHMAN GORMAN POMERENK & SCHNICK
      A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 4

the number of whole shares of VFSC Common Stock to which such holder is entitled under the merger Agreement and, where applicable, a check for the amount of cash payable in lieu of a fractional share of West Mass Common Stock. A certificate representing VFSC Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered West Mass stock certificate was registered only if (i) the West Mass stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate or check either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        After the Merger becomes effective, each certificate formely evidencing West Mass Common Stock (other than certificates as to which dissenters' rights of appraisal have been exercised) will, until it is surendered to the Exchange Agent, be deemed for all corporate proposes to evidence ownership of that number of whole shares of VFSC Common Stock into which it was converted as a result of the Merger.

CONDITIONS TO CONSUMMATION OF THE MERGER

        The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of West Mass shareholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions as described in the Merger Agreement and the Registration Statement, unless waived (to the extent such waiver is permitted by law).

        Only West Mass shareholders of record as of the close of business on , will have the right to vote on the proposed Merger. Any West Mass shareholder who elects to exercise his or her rights of dissent and who complies with the procedures set forth in Sections 86 through 98, inclusive, of Chapter 156B of Massachusetts General laws Annotated shall be entitled to receive cash for the fair value of those shares for which such shareholder exercises his or her dissenter rights.

STOCK OPTION AGREEMENT

        Simultaneously with the execution of the Merger Agreement, VFSC and West Mass entered into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which VFSC granted an option (the "Option") to purchase, subject to adjustment in certain events, up to 306,960 authorized but unissued shares of West Mass Common Stock for $17.75 per share. The Option becomes exercisable in whole or in part, after the occurrence of the following events:

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LUSE LEHMAN GORMAN POMERENK & SCHICK
      A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 5


        1. any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, other than VFSC or a wholly-owned subsidiary of VFSC acquires after August 24, 1993 beneficial ownership of or the right to acquire beneficial ownership or to vote at least 15 percent (15%) of the then outstanding West Mass Common Stock, other than any person acquiring such beneficial ownership by will or operation of law; or

        2. there shall be publicly announced any proposal by such a person or group relating to (i) any merger, consolidaton or acquisition of all or substantially all of the assets of West Mass or other business combination involving West Mass prior to the meeting of West Mass shareholders contemplated by the Merger Agreement and the Company's shareholders fail to adopt the Merger Agreement at such meeting, or (ii) a change in the composition of 20 percent (20%) or more of the West Mass Common Stock then outstanding.

        The Stock Option Agreement is intended to make it more difficult and expensive for another party to obtain control or acquire West Mass.

        The Stock Option Agreement will expire on the earliest to occur of (i) one year after one of the foregoing triggering events has occurred; (ii) immediately after the effective time of the Merger; (iii) the termination of the Merger Agreement in accordance with its terms before the occurrence of a triggering event; or (iv) 180 days after VFSC shall have terminated the Merger Agreement on account of a material breach thereof by West Mass.

        In the event of a change in the shares of West Mass due to a stock dividend, merger, recapitalization, subdivision, conversion, change of shares or similar transaction, the type and number of shares of West Mass subject to the Option will be adjusted appropriately so that VFSC shall receive on exercise of the Option the number and class of shares or other securities or property that it would have held if the Option had been exercised immediately before such event. Whenever the number of shares subject to the Option is so adjusted, the exercise price of the Option shall be adjusted by multiplying the original price by a fraction, the numerator of which shall equal the number of shares subject to the Option before adjustment and the denominator of which shall be the number of shares subject to the Option after adjustment.

        After the occurrence of a triggering event, VFSC may sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement to any person or group of persons, subject only to compliance with applicable law.

                                  * * *

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LUSE LEHMAN GORMAN POMERENK & SCHICK
      A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 6



You have also provided the following representations concerning this transaction:

(a) The Merger of West Mass into VFSC will satisfy the statutory requirements of the state laws of both Delaware and Massachusetts. Furthermore, the Merger will comply with the regulations and any other legal requirements imposed by Delaware and Massachusetts.

(b) As of the Effective Date of the Merger, the former shareholders of West Mass will have a continuing interest through stock ownership in VFSC, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of West Mass as of the same date.

(c) To the best of the knowledge of the management of West Mass, there is no plan or intention by the shareholder of West Mass who own 5 percent or more of West Mass Common Stock, and there is no plan or intention on the part of the remaining shareholders of West Mass to sell, exchange or otherwise dispose of a number of shares of the VFSC Common Stock received in the Merger that would reduce the West Mass shareholders' ownership of VFSC Common Stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly out-standing stock of West Mass as of the same date. For purposes of this representation, shares of West Mass Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of VFSC Common Stock will be treated as outstanding West Mass Common Stock on the Effective Date. Moreover, shares of VFSC Common Stock held by West Mass shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

(d) This fair market value of the VFSC Common Stock and other consideration received by West Mass shareholders will be approximately equal to the fair market value of the West Mass Common Stock surrendered in the exchange.

(e) To the best of the knowledge of the management of West Mass, VFSC has no plan or intention to reacquire any of its Common Stock issued in the transaction.

(f) To the best of the knowledge of the management of West Mass, VFSC has no plan or intention to sell or otherwise dispose of any of the assets of West Mass acquired in the Plan of Reorganization, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

(g) The liabilities of West Mass to be assumed by VFSC and the liabilities to which the

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LUSE LEHMAN GORMAN POMERENK & SCHICK
     A PROFESSIONAL CORPORATION

Board of Directors
February    , 1994
Page 7

     transferred assets of West Mass are subject were incurred in the ordinary course of business and are associated with the assets of West Mass.

(h) To the best of the knowledge of the management of West Mass, following the Merger, VFSC and its subsidiaries will continue the historic business of West Mass or use a significant portion of the historic business assets of West Mass in a business.

(i) West Mass, VFSC, and their shareholders will pay their respective expenses, if any, incurred in connection with the Merger (except as other-wise provided in the Plan of Reorganization).

(j) There is no intercorporate indebtedness existing between West Mass and VFSC that was issued, acquired, or will be settled at a discount.

(k)  No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

(l) West Mass is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

(m) The fair market value of the assets of West Mass tranferred to VFSC will equal or exceed the sum of the liabilities assumed by VFSC plus the amount of liabilities, if any, to which the transferred assets are subject.

(n) The total adjusted basis of the assets of West Mass transferred to VFSC will equal or exceed the sum of the liabilities to be assumed by VFSC, plus the amount of the liabilities, if any, to which the transferred assets are subject.

(o) No shares of Common Stock of VFSC will be issued to or purchased by West Mass shareholders or employees at a discount or as compensation for services rendered or to be rendered.

                            LIMITATIONS ON OPINION

        Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code 1986, as amended (the "Code") including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal or state tax consequences of the Merger under any section of the Code (or

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LUSE LEHMAN GORMAN POMERENK & SCHICK
     A PROFESSIONAL CORPORATION
Board of Directors
February   , 1994
Page 8




under state or local tax law) except if and to the extent specifically addressed.

                             OPINION

        Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Reorganization (and taking into consideration the limitations at the end of the opinion), it is our opinion that:

        (1) Provided that the Merger of West Mass with and into VFSC becomes effective under the Delaware General Corporation Law and the Massachusetts Business Corporation Law, as is contemplated in section 1.5 of the Plan of Merger, the proposed statutory merger of West Mass will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. West Mass and VFSC will each be "a party to a reorganization" within the meaning of section 368(b).

        (2) No gain or loss will be recognized to West Mass on the transfer of its assets to VFSC in exchange for VFSC Common Stock and the assumption by VFSC of the liabilities of West Mass (section 361(a) and 357(a)).

        (3) No gain or loss will be recognized by VFSC on the receipt of the assets of West Mass in exchange for VFSC Common Stock (section 1032(a)).

        (4) The basis of the West Mass assets in the hands of the VFSC will be the same as the basis of such assets in the hands of West Mass immediately prior to the Merger (section 362(b)).

        (5) The holding period of the West Mass assets in the hands of VFSC will include the period which the assets were held by West Mass (section 1223(2)).

        (6) Gain, if any, will be recognized by holders of the shares of West Mass Common Stock who receive both VFSC Common Stock (including a fractional share interest) and cash in exchange for their West Mass Common Stock, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with the application of section 318(a) of the Code), then the amount of the gain recognized that is not in excess of a shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). No loss will be recognized on the exchange of West Mass Common Stock for VFSC Common Stock (including a fractional share interest, if any) and cash, as described above (section 354(a)(1)).


        (7) Those West Mass shareholders, if any, who receive solely cash in exchange for their West Mass Common Stock (other than the trustee of the ESOP) and as a result hold no VFSC Common Stock directly or through application of the attribution rules of section 318(a),









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LUSE LEHMAN GORMAN POMERENK & SCHICK
     A PROFESSIONAL CORPORATION

Board of Directors
February   , 1994
Page 9

shall be treated as having a complete termination of interest within the meaning of section 302(b)(3), and the cash that the shareholders receive will be treated as a distribution in payment in exchange for their West Mass Common Stock, as provided in section 302(a). As provided in section 1001, gain or loss (subject to the limitations of section 267) will be realized and recognized to such shareholders measured by the difference between the cash received and the basis of the West Mass Common Stock surrendered, as determined under section 1011.

        (8) The payment of cash in lieu of fractional share interests of VFSC Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by VFSC. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in section 302(a) of the IRC.

        (9) The basis of the VFSC Common Stock to be received by West Mass shareholders will be the same as the basis of the West Mass Common Stock exchanged therefor, decreased by the amount of cash received, and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized by such shareholders on the exchange, if any (not including any portion of such gain that is treated as a dividend) (section 358(a)(1)).

       (10) The holding period of VFSC Common Stock to be received by West Mass shareholders will include the holding period of the West Mass Common Stock exchanged therefor, provided that the West Mass Common Stock is held as a capital asset on the date of the exchange (section 1223(1)).

                                   *  *  *

        This opinion is based on the assumption that the transaction will be consummated in accordance with the Plan of Reorganization as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 being filed by VFSC and to the use of the name of our firm where it appears in the Registration Statement and in the prospectus, and any amendments thereto.


                                 Sincerely,

                                 LUSE LEHMAN GORMAN POMERENK & SCHICK